                                  Exhibit 11
                        AIRGAS, INC. AND SUBSIDIARIES
                       EARNINGS PER SHARE CALCULATIONS
              For the Years Ended March 31, 1996, 1995 and 1994


                                          Years Ended March 31,
                                  ____________________________________________
                                    1996          1995         1994
                                   Primary/       Primary/     Primary/
                                    Fully         Fully        Fully
                                   Diluted        Diluted      Diluted
                                   _______        _______      _______
Adjustments of Shares Outstanding
_________________________________

Shares of common stock
outstanding-weighted            62,819,908      62,147,928    61,348,146

Net common stock equivalents     3,394,640       3,376,920     3,431,422
                                __________      __________    __________

Adjusted shares outstanding     66,214,548      65,524,848    64,779,568
                                ==========      ==========    ==========

Actual Net Earnings
___________________

Actual net earnings            $39,720,000     $31,479,000   $20,290,000
                                ==========      ==========    ==========

Net Earnings Per Share         $       .60     $       .48   $       .31
                                ==========      ==========    ==========


Earnings per share amounts for 1996, 1995 and 1994 were determined using the treasury stock method.